Exhibit 99.1

Compute North to Host Over 100,000 of Marathon’s Bitcoin Miners at Predominantly Wind and Solar Farms Operated by One of the Largest Renewable Energy Providers in North America

LAS VEGAS, Dec. 01, 2021 (GLOBE NEWSWIRE) — Marathon Digital Holdings, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), one of the largest enterprise Bitcoin self-mining companies in North America, has expanded its agreement with Compute North to host more than 100,000 of Marathon’s previously purchased bitcoin miners at multiple locations, the majority of which are wind and solar farms operated by one of the largest renewable energy power providers in North America.

In May 2021, Marathon announced a binding letter of intent with Compute North to host approximately 73,000 of Marathon’s bitcoin miners in Texas. Today, the Company announced that the agreement has been expanded to now include over 100,000 of Marathon’s previously purchased bitcoin miners. As a result, Marathon has now procured hosting arrangements for all of its previously purchased bitcoin miners.

Under the terms of the agreement, Compute North will now be deploying Marathon’s bitcoin miners across the United States, focusing on wind and solar farms. The deployments will predominantly be “behind the meter,” which is intended to avoid congesting transmission lines and to improve the efficiency and sustainability of the Company’s mining operations. Once all 133,000 of Marathon’s bitcoin miners are deployed, the Company’s hash rate will be approximately 13.3 EH/s, its blended cost of electricity and hosting will be approximately $0.042 per kilowatt hour (kWh), and Marathon’s mining operations will be approximately 77% carbon neutral.

Compute North, which is a leader in delivering cost-effective TIER 0™ infrastructure, will be developing and operating the new mining facilities as well as managing the deployment of Marathon’s miners. Deployments of miners at existing facilities are currently underway. The next 280-megawatt (MW) site in West Texas is expected to begin operating in the first quarter of 2022 with the remainder of the mining facilities expected to be constructed and operational by the middle of 2022.

“As a flexible, base load consumer, bitcoin miners are uniquely positioned to deploy with renewable energy power providers who are interested in improving the economics of their current operations or funding the construction of new renewable energy facilities,” said Fred Thiel, Marathon’s CEO. “By expanding our agreement with Compute North, we have secured access to top-tier, reliable hosting with renewable power, behind the meter, at industry low rates for the remainder of our previously purchased miners. As a result, we believe our mining operations will not only be among the largest in North America, but also among the most efficient and most environmentally friendly. Additionally, given that the primary energy provider is one of the largest generators of renewable energy from wind and solar in North America, we now have a clear path to continue expanding our mining operations with renewable power in the United States.”

Dave Perrill, CEO of Compute North, commented, “Marathon is an important strategic partner of ours who continues to set the standard for environmentally friendly bitcoin mining. They represent Bitcoin mining done the right way – professional, renewable, and at scale. We believe this expansion proves the synergies that exist between renewable power and bitcoin mining, and we look forward to building on this momentum for Marathon and our other clients.”

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2020. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. Future changes in the network-wide mining difficulty rate or Bitcoin hash rate may also materially affect the future performance of Marathon’s production of bitcoin. Additionally, all discussions of financial metrics assume mining difficulty rates as of November 2021. See “Safe Harbor” below.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

About Marathon Digital Holdings

Marathon is a digital asset technology company that mines cryptocurrencies with a focus on the blockchain ecosystem and the generation of digital assets.

About Compute North

Compute North is the leader in TIER 0™ data centers, focused on delivering the most sustainable, cost-effective computing in the world. The company provides efficient, highly scalable infrastructure for clients in the blockchain, cryptocurrency mining and the distributed computing space. With operations across the United States, Compute North brings a unique combination of data center, energy, and technology expertise to meet the growing demand for purpose-built infrastructure solutions for highly specialized computing needs. For additional information, please visit www.computenorth.com.

For further information, please contact: pr@computenorth.com

Marathon Digital Holdings Company Contact:
Charlie Schumacher
Telephone: 800-804-1690
Email: charlie@marathondh.com

Source: Marathon Digital Holdings, Inc.

Released December 1, 2021